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Supplement dated July 14, 2005

To PROSPECTUS SUPPLEMENT dated June 28, 2005
(To Prospectus dated February 22, 2005)



                                  $767,129,300
                                  (APPROXIMATE)

                      HARBORVIEW MORTGAGE LOAN TRUST 2005-7
             MORTGAGE LOAN PASS-THROUGH CERTIFICATES, SERIES 2005-7


                       GREENWICH CAPITAL ACCEPTANCE, INC.
                                    Depositor

                   GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.
                                     Seller

                             WELLS FARGO BANK, N.A.
                                 Master Servicer


The prospectus supplement dated June 28, 2005 to the prospectus dated February 22, 2005 with respect to the above captioned series is hereby amended as follows:


         1. On page S-87, the first sentence of the description of the pass-through rate for the Class 2-A1 Certificate is hereby deleted in its entirety and replaced by the following:


                  The "pass-through rate" of the Class 2-A1 Certificates on any distribution date will equal the least of (i) One-Month LIBOR plus 0.290% per annum (the "Certificate Margin"), (ii) the related net WAC cap for that distribution date and (iii) 11.000% per annum.


         2. The table in the section "Yield, Prepayment and Maturity Considerations--Yield Considerations with Respect to the Class 2-X Certificates," is hereby deleted in its entirety and replaced by the following:


 PRE-TAX YIELD TO MATURITY OF THE CLASS 2-X CERTIFICATES AT AN ASSUMED PURCHASE
   PRICE OF APPROXIMATELY 4.543872% OF THE CLASS 2-X CERTIFICATES PLUS ACCRUED
                         INTEREST FROM THE CUT-OFF DATE

                               PREPAYMENT SCENARIO
--------------------------------------------------------------------------------
          15%             20%              25%          30%               40%
         27.5%           20.5%            13.2%         5.6%            (10.8)%

         3. The first paragraph following the table in the section "Yield, Prepayment and Maturity Considerations--Yield Considerations with Respect to the Class 2-X Certificates," is hereby amended by replacing the amount of "$23,484,787" with "$23,418,287."



RBS GREENWICH CAPITAL                                         WAMU CAPITAL CORP.


                                  July 14, 2005